Exhibit 10.1

Economic Interest Transfer Agreement

This Economic Interest Transfer Agreement (hereinafter referred to as this “Agreement”) is made and entered into as of September 15, 2026, by and among the following parties:

Buyer: JINXIN TECHNOLOGY HOLDING COMPANY, an exempted company duly incorporated and validly existing under the laws of the Cayman Islands (“Buyer” or the “Company”);

Seller: HK EDUCATION VISION HOLDING CO., LIMITED, a limited liability company incorporated and validly existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Seller” or “HKEDU”);

Target Company: Yuanwei Network Technology (Shanghai) Co., Ltd., a wholly foreign-owned enterprise duly established and validly existing in the People’s Republic of China.

Each of the Buyer, the Seller and the Target Company shall be referred to as a “Party” respectively, and shall be referred to as the “Parties” collectively.

RECITALS

WHEREAS:

1. The Seller is the sole shareholder of the Target Company and holds 100% of equity interests in the Target Company;

2. After equal negotiation by the Buyer and the Seller, the Buyer agrees to acquire from the Seller, and the Seller agrees to sell and transfer to the Buyer, the economic interests (the “Economic Interests”) in relation to 40% of the Seller’s total equity interests in the Target Company (such 40% of the equity interests held by the Seller, the “Target Equity Interests”), and the negotiated reference value of the Economic Interests of the Target Equity Interests transferred hereunder is RMB 14,301,664.20. The Buyer intends to purchase the Economic Interests of the Target Equity Interests through issuance of its ordinary shares. As sole and full consideration, the Buyer shall issue to the Seller a total of 284,372,086 newly issued ordinary shares of a par value of USD0.00001428571428 each as consideration shares;

3. Any post-closing administrative filing and compliance procedures required in the People’s Republic of China shall be handled independently by the relevant onshore entities as post-transaction compliance matters, and shall not constitute contractual closing conditions or binding obligations of either party under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.1 Economic Interests of the Target Equity Interests

For the avoidance of doubt, the Economic Interests of the Target Equity Interests hereunder refers to:

(a) 40% proportionate dividend rights, residual profit and surplus asset distribution rights of the Target Company;

(b) Unrestricted information rights to access all financial books, accounting records, monthly/annual operating reports, annual audited financial statements, annual budget drafts, major transaction documents and financing plans of the Target Company at any reasonable time;

(c) Significant influence participation rights: the Seller shall submit the Target Company’s annual operating budget, material asset purchase/disposal plans, financing arrangements, related-party transactions, executive compensation schemes and annual profit distribution proposals to the Buyer for review and written feedback prior to implementation;

(d) Preferential subscription and transfer rights for additional beneficial equity interests of the Target Company, and all other proprietary economic benefits attached to such 40% share.

The corresponding negotiated reference value of the Economic Interests of the Target Equity Interests is RMB 14,301,664.20. This transaction transfers only the economic interests and rights attached to the Target Equity Interests and participation authority over the Target Company’s operations, and does not transfer legal registered equity title, exclusive voting control or full operational management authority of any onshore entity. The Seller shall fully cooperate with the Buyer to exercise all significant influence rights under this Agreement without obstruction.

1.2 Closing Date

The third (3rd) business day following the date on which all Closing Conditions stipulated in this Agreement are fully satisfied or waived in writing by the Parties.

1.3 Material Adverse Effect

Any event, circumstance, fact or condition that materially and adversely affects the legality, validity, enforceability or economic value of the Target Equity Interests, including undisclosed encumbrances, pending material litigation, administrative penalties, unrecorded contingent liabilities and third-party competing claims or rights.

1.4 Form 6-K

The current periodic report filed by the Buyer with the U.S. Securities and Exchange Commission for the public disclosure of the transaction hereunder.

ARTICLE 2 TRANSACTION NATURE AND SCOPE

2.1 Transfer of Economic Interests of the Target Equity Interests

The Seller irrevocably agrees to assign, transfer and deliver the Economic Interests of the Target Equity Interests to the Buyer free and clear of all liens, encumbrances, charges, pledges, mortgages and any other third-party rights or claims. The Buyer accepts and acquires the Economic Interests of the Target Equity Interests for long-term investment purposes with the right to exercise significant influence over the Target Company’s financial and operating policies.

2.2 Significant Influence, No Controlling Interest

Upon the completion of Closing, the Buyer shall hold the Economic Interests of the Target Equity Interests together with full information and decision-review rights as set forth in Article 1.1, which grants the Buyer significant influence over the Target Company in compliance with ASC 323 under U.S. GAAP. The Buyer shall not obtain controlling financial interest over the Target Company and shall not consolidate the Target Company’s financial statements.

2.3 Transaction Qualification

The Parties confirm that this transaction is a transfer of economic interests and rights with attached significant influence rights. It does not constitute loan financing, legal registered equity acquisition, merger or reverse takeover. The transaction is valid, binding and enforceable solely based on the internal corporate authorization and approval of each Party.

ARTICLE 3 TRANSACTION CONSIDERATION

3.1 Consideration Structure

As the sole, full and exclusive consideration for the transfer of the Economic Interests of the Target Equity Interests, the Buyer shall issue a total of 284,372,086 newly issued ordinary shares to the Seller.

3.2 Issue Price

The corresponding negotiated reference value of the Economic Interests of the Target Equity Interests is RMB 14,301,664.20.

3.3 Closing Delivery of Consideration

On the Closing Date, the Buyer shall instruct its registered office provider to update the register of members of the Company to reflect the issuance of the 284,372,086 consideration shares to the Seller. The completion of the share issuance shall constitute the full and complete performance of the Buyer’s consideration payment obligations under this Agreement.

3.4 Share Rank and Rights

All consideration shares issued under this Agreement shall rank pari passu in all respects with the Buyer’s existing outstanding ordinary shares, enjoying equal dividend rights, voting rights and all other shareholder rights.

ARTICLE 4 CLOSING CONDITIONS

4.1 The Buyer’s board of directors has duly reviewed and approved this Agreement and the issuance of 284,372,086 ordinary shares, and the Buyer’s independent directors have issued a written fairness opinion confirming that this transaction is fair, reasonable and does not prejudice the legitimate interests of the Buyer or its minority shareholders;

4.2 The Buyer has duly filed the Form 6-K report with the U.S. Securities and Exchange Commission prior to Closing to complete the public disclosure of this transaction;

4.3 Full legal due diligence has been completed by the Parties’ legal counsel, and no Material Adverse Effect has been identified with respect to the legality, validity or economic value of the Target Equity Interests;

4.4 The Seller has delivered all valid internal corporate approval resolutions and a duly executed beneficial equity transfer confirmation document, confirming that it has full and exclusive legal title and authorization to transfer the Economic Interests of the Target Equity Interests free of any defects, and shall fully cooperate with the Buyer’s exercise of all significant influence rights hereunder;

4.5 No governmental authority has issued any injunction, prohibition, restriction or administrative order that restricts or invalidates the completion of this transaction.

ARTICLE 5 SELLER’S REPRESENTATIONS AND WARRANTIES

5.1 The Seller is a duly organized, validly existing legal entity with full independent legal capacity and corporate authority to execute, deliver and perform this Agreement. The Seller is the exclusive direct beneficial owner of the Target Equity Interests with negotiated reference value RMB 14,301,664.20, and has full, exclusive and unrestricted right and authority to transfer the Economic Interests of the Target Equity Interests without any third-party restrictions, encumbrances or objections;

5.2 The Economic Interests of the Target Equity Interests derives is legally established, valid, binding and fully enforceable in accordance with applicable laws; the Seller shall provide all requested financial and operational materials of the Target Company to the Buyer in a timely manner and coordinate target management to comply with the Buyer’s information review rights;

5.3 The Seller shall bear sole and full liability for any title defects, third-party claims, disputes or right challenges arising from the transfer of the Economic Interests of the Target Equity Interests. The Seller shall fully indemnify, defend and hold harmless the Buyer from and against all direct and indirect losses, damages, fines, litigation costs and legal fees arising from any defect in the Seller’s title or authorization for the transaction;

5.4 During the interim period, the underlying business has been operated in the ordinary and regular course of business, and no act has been conducted that may materially impair the legality, validity or economic value of the Target Equity Interests;

5.5 All documents, information and materials provided by the Seller to the Buyer in connection with this transaction are true, accurate, complete and not misleading in all material respects, with no material omissions or misstatements. Within thirty (30) calendar days after each fiscal year-end, the Seller shall deliver the full annual audited financial statements of the Target Company to the Buyer for equity method accounting calculation;

5.6 The transfer of the Economic Interests of the Target Equity Interests complies with the laws and regulations of all applicable jurisdictions. Any failure by the Seller or its onshore affiliated entities to complete post-closing domestic filing and compliance procedures shall be solely attributable to the Seller, and the Seller shall fully compensate the Buyer for all losses, penalties and claims arising therefrom.

ARTICLE 6 BUYER’S REPRESENTATIONS AND WARRANTIES

6.1 The Buyer is a legally listed company on the Nasdaq Capital Market, with full corporate authority and legal capacity to execute and perform this Agreement;

6.2 The Buyer shall complete the filing of Form 6-K with the U.S. Securities and Exchange Commission prior to Closing to fulfill mandatory public disclosure obligations covering target negotiated reference value, consideration share quantity and valuation data of the transaction;

6.3 All intermediary service fees, including but not limited to legal fees, audit fees and other professional service fees arising from or in connection with this transaction, shall be fully borne and paid by the Buyer.

ARTICLE 7 INTERIM PERIOD PROFIT AND LOSS ALLOCATION

All profits and losses generated by the underlying business during the interim period shall be allocated to the Buyer proportionally based on its Economic Interests of the Target Equity Interests. All dividends and profit distributions declared by the Target Company during the interim period shall exclusively belong to the Buyer. After Closing, annual net profits and dividends of the Target Company shall be shared by the Buyer and the Seller in accordance with their respective economic interest proportions (Buyer 40%, Seller 60%). The Buyer shall recognize its 40% proportionate share of the Target Company’s annual net profit or loss and other comprehensive income (loss) its consolidated financial statements under the equity method of accounting pursuant to U.S. GAAP.

ARTICLE 8 LOCK-UP UNDERTAKING

8.1 All 284,372,086 consideration shares issued to the Seller under this Agreement shall be subject to a six (6) month lock-up period, commencing on the Closing Date of this transaction;

8.2 During the lock-up period, the Seller shall not directly or indirectly sell, transfer, assign, pledge, mortgage, lend, short sell or otherwise dispose of any consideration shares, nor enter into any derivative or other arrangement that transfers or hedges the economic benefits or risks of the consideration shares;

8.3 Upon the expiration of the lock-up period, any subsequent disposal or transfer of the consideration shares by the Seller shall strictly comply with applicable U.S. securities laws, Nasdaq listing rules and the Buyer’s shelf registration filing requirements.

ARTICLE 9 GENERAL PROVISIONS

9.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, excluding its conflict of law rules.

9.2 Dispute Resolution

All disputes, controversies or claims arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the federal courts of the State of New York, and each Party irrevocably submits to such exclusive jurisdiction.

9.3 Confidentiality

The Parties shall maintain strict confidentiality of all non-public transaction information including target negotiated reference value, share quantity and valuation data involved in this Agreement, and such confidentiality obligations shall remain effective perpetually.

9.4 Language and Counterparts

This Agreement is executed in English version. Electronic signatures and multiple counterparts of this Agreement are valid, authentic and binding on the Parties.

9.5 Assignment

The Seller shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Buyer. The Buyer may assign its rights and obligations under this Agreement to its wholly-owned affiliated entities upon prior written notice to the Seller.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

BUYER: JINXIN TECHNOLOGY HOLDING COMPANY

Authorized Signatory: /s/ Jin Xu______________

Name: Jin Xu______________

Title: CEO/Director______________

Date: September 15, 2026______________

SELLER: HK EDUCATION VISION HOLDING CO., LIMITED

Authorized Signatory: /s/ Peipei Kong______________

Name: Peipei Kong______________

Title: Authorized Signatory______________

Date: September 15, 2026______________

Target Company: Yuanwei Network Technology (Shanghai) Co., Ltd.

Authorized Signatory: /s/ Xiyuan Yang______________

Name: Xiyuan Yang _____

Title: Authorized Signatory______________

Date: September 15, 2026______________